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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)



       INFORMATION TO BE INCLUDED IN STATEMENT(S) FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO PURSUANT TO RULE 13d-2(b)







                              GEOWORKS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
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                         (Title of Class of Securities)

                                   373692-10-2
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                      (CUSIP Number of Class of Securities)

                                FEBRUARY 12, 1999
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             (Date of Event Which Requires Filing of This Statement)



               Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [X]    Rule 13d-1(c)

        [ ]    Rule 13d-1(d)



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------------                                                  ------------------
CUSIP NO.                          SCHEDULE 13G               Page 2 of 6  Pages
373692-10-2
------------                                                  ------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          AMAZON.COM, INC.                    FEIN:  91-1646860
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [ ]
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3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Organized under the laws of the State of Delaware
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                    5      SOLE VOTING POWER

                           1,219,512
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   0
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       1,219,512
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER
                           0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,219,512
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.0%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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                                  SCHEDULE 13G

ITEM 1(a).  NAME OF ISSUER.

        This Schedule 13G relates to Geoworks Corporation, a Delaware corporation (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        The Company's principal executive offices are located at 960 Atlantic Avenue, Alameda, CA 94501.

ITEM 2(a).  NAME OF PERSON FILING.

        This Schedule 13G relates to the following reporting person:

        -      Amazon.com, Inc., a Delaware corporation.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

        The business address of the reporting person is 1516 Second Avenue, Seattle, Washington 98101.

ITEM 2(c).  CITIZENSHIP.

        Amazon.com, Inc. is a corporation organized under the laws of the State of Delaware.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES.

        This Schedule 13G relates to the Company's common stock, $.001 par value (the "Common Stock").

ITEM 2(e).  CUSIP NUMBER.

        The CUSIP Number for the Company's Common Stock is 373692-10-2.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

(a)[ ]  Broker or dealer registered under Section 15 of the Act,

(b)[ ]  Bank as defined in Section 3(a)(6) of the Act,

(c)[ ]  Insurance company as defined in Section 3(a)(19) of the Act,

(d)[ ] Investment company registered under Section 8 of the Investment Company Act,



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(e)[ ]  An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E),

(f)[ ] An employee benefit plan, or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),

(g)[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G),

(h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

(i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

(j)[ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        Not applicable.

        If this statement is filed pursuant to Rule 13d-1(c), check this box.[X]

ITEM 4.  OWNERSHIP.

        The following describes the ownership of Common Stock by Amazon.com, Inc. as of February 12, 1999:

        (a)    Amount beneficially owned:  1,219,512

        (b)    Percent of class:  7.0%

        (c)    Number of shares as to which such person has:

                   (i)    Sole power to vote or direct the vote:  1,219,512

                  (ii)    Shared power to vote or to direct the vote:  0

                 (iii)    Sole power to dispose or to direct the disposition of:
                          1,219,512

                  (iv)    Shared power to dispose or to direct the disposition
                          of:  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box: [ ]

        Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.



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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10.  CERTIFICATION.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

        After reasonable inquiry and to best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Dated: February 18, 1999

                                            AMAZON.COM, INC.

                                            By      /s/ Randy Tinsley
                                              ----------------------------------
                                              Randy Tinsley, Treasurer



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